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                                                         Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                                   __________

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   __________

                                RAYTHEON COMPANY
             (Exact name of registrant as specified in its charter)
                                   __________

            DELAWARE                                      04-1760395
   (State of Incorporation)             (I.R.S. Employer Identification No.)

               141 Spring Street, Lexington, Massachusetts  02173
                    (Address of Principal Executive Offices)



                    RAYTHEON COMPANY 1995 STOCK OPTION PLAN
                            (Full Title of the Plan)



                                 THOMAS D. HYDE
                       Vice President and General Counsel
                                RAYTHEON COMPANY
                               141 Spring Street
                         Lexington, Massachusetts 02173
                           Telephone: (617) 862-6600
           (Name, Address and Telephone Number of Agent for Service)
                                   __________

         C A L C U L A T I O N   O F    R E G I S T R A T I O N   F E E
   ===========================================================================
                                    Proposed     Proposed
                                    Maximum      Maximum
   Title of          Amount         Offering     Aggregate     Amount of
   Securities        to be           Price       Offering     Registration
   Being Registered  Registered     per Share*     Price*         Fee*
   ===========================================================================
   Raytheon
   Common Stock     20,000,000       $78.50     $157,000,000     $541,380
   ===========================================================================
   * Estimated using the average of the high and low prices on June 26, 1995 solely for purposes of determining the Registration Fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.



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                                RAYTHEON COMPANY

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   ITEM 3.  Incorporation of Documents by Reference

   The following documents are incorporated by reference:

   (a) The registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") containing audited financial statements for the latest fiscal year for which such statements have been filed;

   (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;

   (c) The description of the registrant's common stock contained in the registration statement on Form S-3 filed May 11, 1995 under such Securities Act of 1933, as amended (Registration No. 33-59241), including any amendment or report filed for the purpose of updating such description; and

   (d) All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold.

   ITEM 6.   Indemnification of Directors and Officers

   Section 145 of the General Corporation Law of the State of Delaware reads as follows:

   (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe

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            his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

   (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication or liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.



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   (e)      Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

   (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

   (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

   (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request


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            of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of "the corporation" as referred to in this section.

   (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligations to advance expenses (including attorneys' fees).

            Article VI of the registrant's Bylaws provides as follows:

            Each person who is or was a director or officer of the Corporation (and the heirs, executors or administrators of such person) who is or was made a party to, or is or was involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request or for the benefit of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise shall be held harmless and indemnified by the Corporation against any expense, liability or loss (including, without limitation, judgments, fines, settlement payments and the expense of legal counsel) incurred by such person in any such capacity to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article shall also include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted by applicable law. The Corporation may provide indemnification to other employees and agents of the Corporation as may be authorized from time to time by the Board of Directors to the fullest extent permitted by applicable law.

            The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at


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   the request or for the benefit of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any expense, liability or loss incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

            The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

            Neither the amendment nor repeal of this Article nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

      Subparagraph 11 of Article Ninth of Registrant's Restated Certificate of Incorporation provides as follows:

            No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Corporation Law hereafter is amended to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of a Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware Corporation Law as so amended. No amendment to alter or repeal this subparagraph 11 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

   ITEM 8.  Exhibits

      (3) Raytheon Company Bylaws, as amended through August 22, 1990, heretofore filed as an Exhibit to Raytheon's Form 10-K for the year ended December 31, 1990, are hereby incorporated by reference.

      (5)   Opinion of Counsel

            Raytheon has submitted the Plan and will submit, in a timely


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            manner, any amendments thereto to the Internal Revenue Service
            ("IRS") and has made or will make all changes required by the IRS in order to qualify the Plan.

      (24)  Consent of Independent Accountants

      (28)  Additional Exhibits

             (a)  Raytheon 1995 Stock Option Plan

   ITEM 9.  Undertakings

            (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any


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   financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   SIGNATURE

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Lexington and the Commonwealth of Massachusetts on the 28th day of June, 1995.

                                    Raytheon Company (Registrant)



                                    By: /s/ Thomas D. Hyde
                                             Thomas D. Hyde
                                          Vice President and General Counsel
                                                for Registrant


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      SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


   Dennis J. Picard           Chairman of the Board
   Dennis J. Picard           and Director (Principal
                              Executive Officer)            June 28, 1995

   Charles F. Adams
   Charles F. Adams                 Director                June 28, 1995

   Francis H. Burr
   Francis H. Burr                  Director                June 28, 1995

   Ferdinand Colloredo-Mansfeld
   Ferdinand Colloredo-Mansfeld     Director                June 28, 1995

   Theodore L. Eliot, Jr.
   Theodore L. Eliot, Jr.           Director                June 28, 1995

   Barbara B. Hauptfuhrer
   Barbara B. Hauptfuhrer           Director                June 28, 1995

   Richard D. Hill
   Richard D. Hill                  Director                June 28, 1995

   James N. Land, Jr.
   James N. Land, Jr.               Director                June 28, 1995

   A. Lowell Lawson
   A. Lowell Lawson                 Director                June 28, 1995

   Thomas L. Phillips
   Thomas L. Phillips               Director                June 28, 1995

   Warren B. Rudman
   Warren B. Rudman                 Director                June 28, 1995

   Joseph J. Sisco
   Joseph J. Sisco                  Director                June 28, 1995

   Alfred M. Zeien
   Alfred M. Zeien                  Director                June 28, 1995

   Peter R. D'Angelo
   Peter R. D'Angelo    Executive Vice President, Chief
                        Financial Officer and Controller    June 28, 1995